Release: IMMEDIATE                           Contact: Bernard Patriacca, VP/CFO.
                                                      (781)862-4003

     MACROCHEM ANNOUNCES DEPARTURE OF CEO ROBERT PALMISANO & APPOINTMENT OF
         BOARD MEMBER ROBERT J. DELUCCIA AS VICE CHAIRMAN & INTERIM CEO

     LEXINGTON, MA, APRIL 10, 2003 - MacroChem Corporation (NASDAQ: MCHM), announced today that its president and chief executive officer, Robert J. Palmisano, has resigned as CEO and director to pursue another career opportunity, and that Robert J. DeLuccia, has been appointed vice chairman of the board of MacroChem, and president and CEO on an interim basis. Mr. DeLuccia joined the MacroChem board in 1999, and has more than 30 years of experience with international pharmaceutical and biotechnology companies.

     MacroChem is a topical drug delivery company with a patented skin-absorption enhancer, used in investigational drugs for erectile dysfunction, nail infections and hormone deficiency.

     "We are very appreciative of Mr. Palmisano's contributions to advancing MacroChem and meeting its challenges during his two years as CEO," said MacroChem board chairman John Zabriskie, PhD, "and we wish him well in his new endeavor."

     "I believe our staff and shareholders will benefit greatly from Mr. DeLuccia's pharmaceutical experience and leadership, while the board initiates a search for a new CEO," Dr. Zabriskie said.

     Mr. DeLuccia is the former president and chief executive officer of Immunomedics, Inc., a NASDAQ biopharmaceutical company focused on the development and commercialization of antibody diagnostic imaging and therapeutic products for cancer and infectious diseases. Prior to Immunomedics, he was president of Sterling Winthrop Pharmaceuticals, the U.S. subsidiary of Sanofi (now Sanofi-Sythelabo). He is also a member of the board of directors of IBEX Technologies, a publicly traded (TSX) pharmaceutical company specializing in the development of biological markers for diagnosis, monitoring and treatment of certain diseases.

     MacroChem develops drugs utilizing a patented skin-absorption enhancer, SEPA(R), to permit delivery through skin and nail of drugs ordinarily blocked by the barrier function of those tissues. Delivery through skin can minimize the side effects of some medications, and can enable better treatment of patients who cannot, should not or will not take medication by mouth or injection. MacroChem is developing four SEPA-enhanced drugs: Topiglan(R), a SEPA-enhanced alprostadil cream for men with erectile dysfunction; Opterone(TM), a SEPA-enhanced testosterone for men with diminished levels of this hormone; EcoNail(TM), a SEPA-enhanced antifungal nail lacquer to treat a common and potentially debilitating nail infection known as onychomycosis; and SEPA-enhanced ibuprofen-class drugs for treatment of local muscular aches and pains.

                                      -end-

WITH THE EXCEPTION OF HISTORICAL INFORMATION CONTAINED IN THIS PRESS RELEASE, THE MATTERS DESCRIBED HEREIN ARE FORWARD-LOOKING STATEMENTS AND ARE SUBJECT TO VARIOUS RISK FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM
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SET FORTH IN MACROCHEM'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC AND
INCLUDE, WITHOUT LIMITATION, RISKS REGARDING PRODUCT DEVELOPMENT, CLINICAL TRIALS, DEPENDENCE ON THIRD PARTIES FOR DEVELOPMENT AND LICENSING ARRANGEMENTS, AND RISKS INVOLVING REGULATORY APPROVAL OF PRODUCTS, AND PATENTS AND LICENSES.
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